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                                                                    EXHIBIT 99.1

                                                                  Media Contact:
                                                                  Robert L. Carl
                                                                  Vice President
                                            Investor, Public and Media Relations
   [LOGO]                                                         (949) 863-8500
Prandium(TM)
 ------
  INC.

FOR IMMEDIATE RELEASE
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    Prandium, Inc. solicits approvals for prepackaged plan of reorganization

Irvine, California - April 8, 2002 - Prandium, Inc. (OTCBB:PDIM), announced today that it and its wholly-owned subsidiary, FRI-MRD Corporation (together the "Company"), began soliciting approvals of a prepackaged plan of reorganization from the holders of certain of the Company's indebtedness.

     The solicitation follows an agreement in principle regarding a restructuring with an authorized representative of holders of a majority of FRI-MRD's 15% Senior Discount Notes and 14% Senior Secured Discount Notes and with certain members of an informal group who hold in excess of 40% of Prandium's 9 3/4% Senior Notes.

     The Company also announced that other than with respect to a commitment to sell the Company's Hamburger Hamlet business, the prepackaged plan will not involve any of its operating subsidiaries. The Company believes its available cash balances will provide sufficient financial resources to fully fund operations during the anticipated restructuring period and will maintain all normal business functions, including marketing and concept development activities designed to generate new business.

     Under the plan of reorganization, current equity securities of Prandium, Inc. and all of Prandium's 10 7/8% Notes will be cancelled for no consideration; Prandium's 9 3/4% Notes will be cancelled in exchange for new Prandium equity; the FRI-MRD 14% Notes will be exchanged at a discount for cash and the FRI-MRD 15% Notes will be exchanged at a discount for cash and new FRI-MRD 12% Notes which will require no cash principal and interest payments until January 2005. All unsecured creditors of the Company, including trade creditors, will be paid in full, in the ordinary course of business. The Offering Memorandum and Disclosure Statement distributed to the noteholders describes the distributions proposed under the plan in detail. Upon confirmation of the plan of reorganization, the new capital structure will relieve the Company of significant debt service requirements and allow the Company to devote substantially all of its resources to the growth of its businesses.

     Implementation of the plan of reorganization requires the approval of holders of at least two thirds of the outstanding principal amount who vote on the plan, and a majority in number of holders who vote on the plan, of each of Prandium's 9 3/4% Notes, FRI-MRD's 15% Notes and FRI-MRD's 14% Notes. An authorized representative of holders of a majority of FRI-MRD's notes has agreed to approve the plan, subject to the terms of a lock-up agreement, including the ultimate sale of the Company's Hamburger Hamlet business. An informal group, holding in excess of 50% of the Prandium 9 3/4% Notes, is supportive of the plan and, as of the date hereof, members of the group holding in excess of 40% of the Prandium 9 3/4% Notes have agreed to approve the plan, subject to the terms of a lock-up agreement. The remaining member of the informal group is in the process of reviewing documents under which it would agree to approve the plan.

                                    - more -

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Prandium, Inc. solicits approvals for prepackaged plan of reorganization  page 2

     If sufficient approval is obtained, the prepackaged Chapter 11 petition filing is expected to be made after acceptances are received and tallied, which is currently anticipated to be on or about May 3, 2002. The Company anticipates that the prepackaged plan of reorganization should be confirmed during the quarter ending June 30, 2002.

     "Our senior bondholders have expressed support for our plan," commented Kevin Relyea, Prandium Chairman and Chief Executive Officer. "Prandium has some great people who believe in the potential of our brands. Because of them, I have confidence that we can emerge from this reorganization with an excellent opportunity to create value."

     Today, the Company owns and operates the Koo Koo Roo, Hamburger Hamlet and Chi-Chi's restaurant chains and in 2001 generated sales of approximately $290 million. Keeping the management team focused on executing the business plan, increasing restaurant level cash flow and right sizing the corporate support team in anticipation of the reorganized company have been top priorities for Mr. Relyea and his team this past year. The Company realized an improvement of restaurant level cash flow of 6.6% in fiscal 2001 as compared to 2000. Total long-term debt was $235.2 million at the close of the 2001 fiscal year. This debt resulted in accrued interest expenses of $28.2 million in fiscal 2001.

     The Company cannot provide ultimate assurance that it will be able to reach final agreement with its creditors with respect to an acceptable capital restructuring until such time as the final votes regarding the plan are tallied. If the Company cannot reach such an agreement with its noteholders, it will need to consider other alternatives, including, but not limited to, a federal bankruptcy filing without a prearranged or prepackaged reorganization plan. There can be no assurance that the Company would be able to reorganize successfully in such a proceeding. Under any circumstances, the Company anticipates that there will not be value available for distribution to its current stockholders or the holders of the 10 7/8% subordinated Prandium Notes.

     Prandium operates a portfolio of full-service and fast-casual restaurants including Hamburger Hamlet, Koo Koo Roo, and Chi-Chi's in the United States. Prandium, Inc. is headquartered in Irvine, California. To contact the company call (949) 863-8500, or the toll-free investor information line at (888) 288-PRAN, or link to www.prandium.com.

This press release contains certain forward looking statements and comments, including information about management's view of the Company's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Prandium, Inc., its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the ability of the Company to reach agreement with its creditors on an acceptable capital structure; determination of any judicial court involved in the restructuring of the Company; the ability of the Company to sell the Hamburger Hamlet restaurant chain on acceptable terms; the continuing development of successful marketing strategies for each of the Company's concepts; the effect of national and regional economic conditions; the availability of adequate working capital; competitive products and pricing; changes in legislation; demographic changes; the ability to attract and retain qualified personnel; changes in business strategy or development or divestment plans; business disruptions; changes in consumer preferences, tastes and eating habits; and increases in food, labor and utility costs. These risks and others are discussed from time to time in the periodic reports and filings of Prandium, Inc. with the Securities and Exchange Commission, including but not limited to its Form 10-Ks and Form 10-Qs.

Prandium, Chi-Chi's, Koo Koo Roo and Hamburger Hamlet are registered trademarks or service marks of their respective holders. (C) Prandium, Inc. 2002. All rights reserved.

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